THIRD AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS THIRD AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT (“Third Amendment”) is dated as of the 27th day of May, 2009 and is entered into by and between FORT PITT CAPITAL FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Trust and USBFS entered into a Transfer Agent Servicing Agreement (“Transfer Agent Agreement”) dated as of December 20, 2001; and

WHEREAS, the Trust and USBFS amended the Transfer Agent Agreement as of February 4, 2004 (“First Amendment”) to add certain anti-money laundering provisions; and

WHEREAS, the Trust and USBFS amended the Transfer Agent Agreement as of March 1, 2006 to add certain fee schedules via an omnibus amendment document entitled Amendment to Fort Pitt Capital Funds’ Servicing Agreements (“Second Amendment”); and

WHEREAS, the Trust and USBFS desire to amend Section B of the First Amendment in order to add references to the Red Flag Identity Theft Prevention Program; and

WHEREAS, Section 6 of the Transfer Agent Servicing Agreement allows for its amendment by mutual written consent of the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

1.	Section B of the First Amendment is hereby deleted in its entirety and replaced with the following language:

B.	A new Section 16 shall be added to this Agreement as follows:

16.	Anti-Money Laundering Program

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).  Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

(a)  Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Fund;

(b)  Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)  Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

(d)  Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

(e)  Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

2.           Except to the extent amended hereby, the Transfer Agent Agreement, the First Amendment the Second Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas Kreps	By: /s/ Michael R. McVoy

Name: Douglas Kreps	Name: Michael R. McVoy

Title: President	Title: Executive Vice President